Exhibit 99.1

LEXINGTON REALTY TRUST TRADED: NYSE: LXP One Penn Plaza, Suite 4015 New York NY 10119-4015

Contact:

Investor or Media Inquiries for Lexington Realty Trust:

Heather Gentry, Senior Vice President of Investor Relations

Lexington Realty Trust

Phone: (212) 692-7200 E-mail: hgentry@lxp.com

LEXINGTON REALTY TRUST PROVIDES BUSINESS UPDATE

New York, NY – April 14, 2020 – Lexington Realty Trust (NYSE:LXP) (“Lexington”), a real estate investment trust (REIT) focused on single-tenant industrial real estate investments, provided an update on its business in light of the market volatility related to the global COVID-19 pandemic. Lexington efficiently executed its business continuity plan and quickly transitioned to a work-from-home arrangement for all employees. Lexington’s executive management team remains healthy and continues to manage operations.

Lexington’s management continues to monitor events and is taking steps to mitigate the potential impact and risks to Lexington. While Lexington is currently unable to estimate the impact COVID-19 will have on its financial condition, as of the date of this press release, Lexington believes that the impact will be mitigated because of its focus on warehouse and distribution industrial properties and the diversity of its tenant base, both geographically and by industry exposure.

The following is a summary of Lexington’s March 2020 and April 2020 consolidated cash base rent collections as of April 13, 2020:

•	All cash base rent required to be paid in March has been collected.
•	Approximately 85% of April cash base rent has been paid and collected and approximately 6% of April cash base rent is due later in April after April 13, 2020 or is paid semi-annually and is not due in the month of April.

Of the 9% of the April 2020 cash base rent that is due and not collected as of April 13, 2020, Lexington believes, based on its outreach efforts to tenants, that approximately 5% of the April cash base rent has not been collected primarily due to logistical issues resulting from the closure of its New York and Dallas offices and the corresponding delay in forwarding mail. The remaining approximately 4% of April 2020 cash base rent is accounted for by tenants who have not yet paid their April cash base rent and have request relief from Lexington. The information provided regarding March and April 2020 cash base rent collections should not be considered an indication of expected future rent collections.

As of April 13, 2020, Lexington has already received rent relief requests from certain tenants and Lexington expects to receive more in the near term. The relief requests have substantially all been in the form of a request to defer rents for varying periods of time. Lexington’s executive management has proactively formed a new committee to evaluate anticipated tenant relief requests.

Lexington believes the rent relief requests generally fall into two categories:

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1.	Tenants whose operations have been impacted and Lexington believes will require some form of relief to continue their operations (requested relief as of April 13, 2020 represents approximately 1%, or approximately $3 million, of 2019 actual cash base rent); and
2.	Large and/or creditworthy tenants who have made what appear to be opportunistic relief requests.

For those tenants that require rent relief, Lexington expects to grant deferrals (and possibly forgiveness for a small group) and intends to seek extended lease term, increased rent and/or favorable lease modifications as consideration in granting relief. However, Lexington can give no assurances on the outcomes of the negotiation of relief packages, the success of any tenant’s financial prospects or the amount of relief requests that it will ultimately receive or grant.

Lexington also announced that since January 1, 2020, it:

•	acquired four warehouse/distribution properties for an aggregate purchase price of $195 million. The aggregate purchase price was funded in cash from a combination of borrowings under Lexington’s revolving credit facility and cash on hand. As of April 13, 2020, Lexington has one warehouse/distribution property under contract for a purchase price of approximately $35 million. As the acquisition of this property is subject to customary closing conditions, Lexington can give no assurance that it will acquire this property;
•	disposed of two office properties for an aggregate amount of $30 million;
•	issued 1,559,714 common shares at an average gross price of $11.24 per share under its At-the-Market offering program; and
•	repurchased 1,329,940 common shares at an average price of $8.28 per share under its repurchase program most recently authorized in 2018.

ABOUT LEXINGTON REALTY TRUST

Lexington Realty Trust (NYSE: LXP) is a publicly traded real estate investment trust (REIT) focused on single-tenant industrial real estate investments across the United States. Lexington seeks to expand its industrial portfolio through build-to-suit transactions, sale-leaseback transactions, development projects and other transactions, including acquisitions. For more information or to follow Lexington on social media, visit www.lxp.com.

This release contains certain forward-looking statements which involve known and unknown risks, uncertainties and other factors not under Lexington’s control which may cause actual results, performance or achievements of Lexington to be materially different from the results, performance, or other expectations implied by these forward-looking statements. These factors include, but are not limited to, those factors and risks detailed in Lexington’s periodic filings with the Securities and Exchange Commission. Except as required by law, Lexington undertakes no obligation to publicly release the results of any revisions to those forward-looking statements which may be made to reflect events or circumstances after the occurrence of unanticipated events.

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Cash base rent is calculated by making adjustments to rental revenue determined in accordance with generally accepted accounting principles (“GAAP”) to remove the impact of GAAP required adjustments to rental income such as adjustments for straight-line rents related to free rent periods and contractual rent increases. Cash base rent excludes billed tenant reimbursements and lease termination income and includes ancillary income.

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